Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Kendall Helm
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS

HIGHER 2014 EARNINGS

•

Company Sets 2015 Adjusted Earnings-per-Share Guidance Range at $4.60 to $5

•

Annualized Dividend Increased 6 Percent to $2.80 Per Share

SAN DIEGO, Feb. 26, 2015 – Sempra Energy (NYSE: SRE) today reported 2014 earnings of $1.16 billion, or $4.63 per diluted share, compared with 2013 earnings of $1 billion, or $4.01 per diluted share.

Sempra Energy’s 2014 results reflected $21 million in charges related to the early closure of the San Onofre Nuclear Generating Station (SONGS), including $12 million in the fourth quarter.  Sempra Energy’s 2013 results included $77 million for the 2012 retroactive impact of the California Public Utilities Commission (CPUC) General Rate Case decision for San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas), offset by a $119 million charge related to the SONGS closure.

Excluding the SONGS charges in 2014 and 2013 and the retroactive earnings from the rate case in 2013, Sempra Energy’s adjusted earnings in 2014 were $1.18 billion, or $4.71 per diluted share, up from adjusted earnings of $1.04 billion, or $4.18 per diluted share, in 2013.

Sempra Energy’s fourth-quarter earnings increased to $297 million, or $1.18 per diluted share, from $282 million, or $1.13 per diluted share, in 2013.  Excluding the SONGS charge in the fourth quarter 2014, Sempra Energy’s adjusted earnings in the fourth quarter 2014 were $309 million, or $1.23 per diluted share.

“We achieved excellent results in 2014,” said Debra L. Reed, chairman and CEO of Sempra Energy.  “We delivered strong, year-over-year earnings growth and we advanced the Cameron LNG liquefaction-export facility and our other major infrastructure projects that are central to our five-year growth plan. We have made great progress toward achieving compound annual growth in earnings per share toward the upper end of our stated growth-rate range of 9 percent to 11 percent from 2014 through 2019.”

Last week, Sempra Energy’s board of directors approved a 6-percent increase in the company’s annualized dividend to $2.80 per share from $2.64 per share.

CALIFORNIA UTILITIES

San Diego Gas & Electric

SDG&E’s fourth-quarter earnings increased to $128 million in 2014 from $119 million in 2013, due primarily to higher margin from electric transmission and CPUC base operations, and lower legal costs, offset by the $12 million charge related to the SONGS closure.

Earnings for SDG&E increased to $507 million in 2014 from $404 million in 2013.  SDG&E’s 2014 results included a charge of $21 million related to the closure of SONGS.  In 2013, SDG&E took a $119 million charge related to the SONGS closure, offset by $52 million in retroactive earnings for 2012 operations as a result of the CPUC General Rate Case decision.

Southern California Gas Co.

In the fourth quarter 2014, SoCalGas’ earnings were $76 million, compared with $98 million in the fourth quarter 2013, due primarily to lower income-tax expense in 2013.

SoCalGas’ earnings were $332 million in 2014, compared with $364 million in 2013.  In 2013, SoCalGas recorded $25 million in retroactive earnings for 2012 operations as a result of the CPUC General Rate Case decision.

SEMPRA INTERNATIONAL

Sempra South American Utilities

In the fourth quarter 2014, Sempra South American Utilities’ earnings rose to $63 million from $43 million, due primarily to lower deferred taxes related to Peruvian tax reform.

In 2014, earnings for Sempra South American Utilities increased to $172 million from $153 million in 2013.

Sempra Mexico

Sempra Mexico’s fourth-quarter earnings were $53 million in 2014, compared with $26 million in 2013, due primarily to the net favorable impact of foreign currency exchange and inflation effects, and higher deferred tax expense in 2013 related to Mexican tax reform.

Sempra Mexico’s earnings in 2014 increased to $192 million from $122 million in 2013, primarily due to higher earnings from operations, including improved margins, new assets placed into service and regulatory earnings from projects in construction.

SEMPRA U.S. GAS & POWER

Sempra Natural Gas

In the fourth quarter 2014, Sempra Natural Gas earned $11 million, compared with $9 million in the fourth quarter 2013.

Sempra Natural Gas earned $50 million in 2014, compared with $64 million in 2013.  In 2014, Sempra Natural Gas recognized a $25 million tax benefit related to advancement of the Cameron LNG project.  In 2013, Sempra Natural Gas recorded a $44 million gain on the sale of a 625-megawatt block of the Mesquite Power facility.

Sempra Renewables

Fourth-quarter earnings for Sempra Renewables increased to $18 million in 2014 from $6 million in 2013, due primarily to the gain on sale of 50 percent of the Broken Bow 2 wind-power project and higher deferred income-tax benefits.

In 2014, earnings for Sempra Renewables were $81 million, up from $62 million in 2013.

2015 EARNINGS GUIDANCE

Sempra Energy announced today that it set its adjusted earnings-per-share guidance range for 2015 at $4.60 to $5, which excludes the estimated earnings impact of the expected sale of the remainder of the Mesquite Power natural gas-fired generating facility ($0.12 per share to $0.15 per share) and the earnings impact of potential LNG-related development activities.

NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures for Sempra Energy include fourth-quarter 2014 and full-year 2014 and 2013 adjusted earnings and adjusted earnings per share, and 2015 adjusted earnings-per-share guidance.  Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the fourth-quarter financial tables.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EST with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 1395267.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2014 revenues of $11 billion.  The Sempra Energy companies’ 17,000 employees serve more than 32 million consumers worldwide.

# # #

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “plans,” “estimates,”  “projects,” “forecasts,” “contemplates,” “intends,” “depends,” “should,” “could,” “would,” “will,” “confident,” “may,” “potential,” “target,” “pursue,” “goals,” “outlook,” “maintain” or similar expressions, or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions and the timing of actions, including issuances of permits to construct and licenses for operation, by the California Public Utilities Commission, California State Legislature, U.S. Department of Energy, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, Atomic Safety and Licensing Board, California Energy Commission, U.S. Environmental Protection Agency, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries in which we operate; the timing and success of business development efforts and construction, maintenance and capital projects, including risks in obtaining, maintaining or extending permits, licenses, certificates and other authorizations on a timely basis and risks in obtaining adequate and competitive financing for such projects; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted reduction in oil prices from historical averages; the impact on the value of our natural gas storage assets from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for natural gas storage services; delays in the timing of costs incurred and the timing of the regulatory agency authorization to recover such costs in rates from customers; capital markets conditions, including the availability of credit and the liquidity of our investments; inflation, interest and currency exchange rates; the impact of benchmark interest rates, generally Moody’s A-rated utility bond yields, on our California Utilities’ cost of capital; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures and the decommissioning of San Onofre Nuclear Generating Station (SONGS); cybersecurity threats to the energy grid, natural gas storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers, terrorist attacks that threaten system operations and critical infrastructure, and wars; the ability to win competitively bid infrastructure projects against a number of strong competitors willing to aggressively bid for these projects; weather conditions, conservation efforts; natural disasters, catastrophic accidents, and other events that may disrupt our operations, damage our facilities and systems, and subject us to third-party liability for property damage or personal injuries; risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments; risks posed by decisions and actions of third parties who control the operations of investments in which we do not have a controlling interest; risks inherent with nuclear power facilities and radioactive materials storage, including the catastrophic release of such materials, the disallowance of the recovery of the investment in, or operating costs of, the nuclear facility due to an extended outage and facility closure, and increased regulatory oversight; business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company’s (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources; the impact on competitive customer rates of the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E’s electric transmission and distribution system; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements due to insufficient market interest, unattractive pricing or other factors; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

Investors should not rely unduly on any forward-looking statements.  These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, and Sempra U.S. Gas & Power, LLC, are not the same companies as the California utilities, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra International, LLC, and Sempra U.S. Gas & Power, LLC, are not regulated by the California Public Utilities Commission. Sempra International’s underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power’s underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions, except per share amounts)	2014	2013	2014	2013
	(unaudited)
REVENUES
Utilities	$ 2,440	$ 2,420	$ 9,758	$ 9,309
Energy-related businesses	307	285	1,277	1,248
Total revenues	2,747	2,705	11,035	10,557
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(450)	(464)	(1,758)	(1,646)
Cost of electric fuel and purchased power	(520)	(471)	(2,281)	(1,932)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(125)	(110)	(552)	(435)
Other cost of sales	(41)	(34)	(163)	(178)
Operation and maintenance	(804)	(833)	(2,935)	(2,995)
Depreciation and amortization	(290)	(285)	(1,156)	(1,113)
Franchise fees and other taxes	(107)	(91)	(408)	(374)
Plant closure loss	(19)	―	(6)	(200)
Gain on sale of equity interests and assets	14	1	62	114
Equity earnings, before income tax	19	10	81	31
Other income, net	19	61	137	140
Interest income	7	5	22	20
Interest expense	(136)	(146)	(554)	(559)
Income before income taxes and equity earnings of certain unconsolidated subsidiaries	314	348	1,524	1,430
Income tax expense	(9)	(39)	(300)	(366)
Equity earnings, net of income tax	16	11	38	24
Net income	321	320	1,262	1,088
Earnings attributable to noncontrolling interests	(24)	(38)	(100)	(79)
Call premium on preferred stock of subsidiary	―	―	―	(3)
Preferred dividends of subsidiaries	―	―	(1)	(5)
Earnings	$ 297	$ 282	$ 1,161	$ 1,001

Basic earnings per common share	$ 1.21	$ 1.15	$ 4.72	$ 4.10
Weighted-average number of shares outstanding, basic (thousands)	246,448	244,398	245,891	243,863

Diluted earnings per common share	$ 1.18	$ 1.13	$ 4.63	$ 4.01
Weighted-average number of shares outstanding, diluted (thousands)	251,333	249,946	250,655	249,332

Dividends declared per share of common stock	$ 0.66	$ 0.63	$ 2.64	$ 2.52

SEMPRA ENERGY
Table A (Continued)

Sempra Energy Consolidated

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED EARNINGS EXCLUDING PLANT CLOSURE LOSS IN 2014 AND 2013 AND RETROACTIVE IMPACTS OF 2012 GENERAL RATE CASE (GRC) IN 2013 (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share exclude 1) in the year ended December 31, 2014, a $21 million charge, including $12 million in the fourth quarter, to adjust the total plant closure loss resulting from the early retirement of San Onofre Nuclear Generating Station (SONGS); and 2) in the year ended December 31, 2013, a $119 million plant closure loss and $77 million retroactive impact of the 2012 GRC for the full-year 2012. In addition to the $12 million fourth-quarter charge, the $21 million full-year charge to adjust the SONGS plant closure loss also includes a $9 million charge recorded in the first quarter of 2014 based on a proposed settlement agreement that was subsequently amended to become the agreement approved in November 2014. Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share, and the Earnings-Per-Share Growth Rate based on Adjusted Earnings Per Share, are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2014 to 2013 and to future periods, and also as a base for projection of future compounded annual growth rate. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings, Diluted Earnings Per Common Share and the Earnings-Per-Share Growth Rate, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended			Years ended
	December 31,			December 31,
(Dollars in millions, except per share amounts)	2014		2013	2014		2013
Sempra Energy GAAP Earnings	$ 297		$ 282	$ 1,161		$ 1,001
Add: Plant closure loss	12		―	21		119
Less: Retroactive impact of 2012 GRC for full-year 2012	―		―	―		(77)
Sempra Energy Adjusted Earnings	$ 309		$ 282	$ 1,182		$ 1,043

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 1.18	(1)	$ 1.13	$ 4.63	(1)	$ 4.01
Sempra Energy Adjusted Earnings	$ 1.23	(2)	$ 1.13	$ 4.71	(2)	$ 4.18
Weighted-average number of shares outstanding, diluted (thousands)	251,333		249,946	250,655		249,332
(1) Percentage increase based on GAAP Earnings Per Share for fourth quarter and year-to-date (Earnings-Per-Share Growth Rate) were 4% and 15%, respectively.
(2) Percentage increase based on Adjusted Earnings Per Share for fourth quarter and year-to-date (Earnings-Per-Share Growth Rate) were 9% and 13%, respectively.

SEMPRA ENERGY 2015 ADJUSTED EARNINGS-PER-SHARE GUIDANCE RANGE

Sempra Energy 2015 Adjusted Earnings-Per-Share Guidance excludes 1) an estimated $0.12 to $0.15 per diluted share after-tax gain ($0.21 to $0.25 per diluted share, before tax) from the sale of the remaining block of the Mesquite Power plant, which sale is expected to close in the first half of 2015 and 2) after-tax development costs associated with the potential expansion of our liquefied natural gas (LNG) business. Sempra Energy 2015 Adjusted Earnings-Per-Share Guidance is a non-GAAP financial measure. Because of the significance and nature of the excluded items, management believes this non-GAAP measure provides better clarity into the ongoing results of the business and the comparability of such results to prior and future periods. Sempra Energy 2015 Adjusted Earnings-Per-Share Guidance should not be considered an alternative to diluted earnings per share determined in accordance with GAAP. Due to the uncertainty regarding the nature, timing and amount of the potential LNG development-related costs we may incur and the extent to which such costs may be capitalized rather than expensed, we are not able to provide a reasonable estimate of such costs at this time. Accordingly, we are not able to provide a corresponding GAAP equivalent to our 2015 Adjusted Earnings-Per-Share Guidance.

San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company (SoCalGas)

RECONCILIATION OF SDG&E AND SOCALGAS GAAP EARNINGS TO ADJUSTED EARNINGS EXCLUDING PLANT CLOSURE LOSS AT SDG&E IN 2014 AND 2013 AND RETROACTIVE IMPACTS OF 2012 GRC AT BOTH SDG&E AND SOCALGAS IN 2013 (Unaudited)

SDG&E Adjusted Earnings exclude 1) in the year ended December 31, 2014, a $21 million charge, including $12 million in the fourth quarter, to adjust the total plant closure loss resulting from the early retirement of SONGS; and 2) in the year ended December 31, 2013, a $119 million plant closure loss and $52 million retroactive impact of the 2012 GRC for the full-year 2012. In addition to the $12 million fourth-quarter charge, the $21 million full-year charge to adjust the SONGS plant closure loss also includes a $9 million charge recorded in the first quarter of 2014 based on a proposed settlement agreement that was subsequently amended to become the agreement approved in November 2014. SDG&E Adjusted Earnings is a non-GAAP financial measure. SoCalGas Adjusted Earnings for the year ended December 31, 2013 exclude a $25 million retroactive impact of the 2012 GRC for the full-year 2012, and is a non-GAAP financial measure. Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of SDG&E's and SoCalGas' business operations from 2014 to 2013 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to SDG&E Earnings and SoCalGas Earnings, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended			Years ended
	December 31,			December 31,
(Dollars in millions)	2014		2013	2014		2013
SDG&E GAAP Earnings	$ 128		$ 119	$ 507		$ 404
Add: Plant closure loss	12		―	21		119
Less: Retroactive impact of 2012 GRC for full-year 2012	―		―	―		(52)
SDG&E Adjusted Earnings	$ 140		$ 119	$ 528		$ 471

SoCalGas GAAP Earnings	$ 76		$ 98	$ 332		$ 364
Less: Retroactive impact of 2012 GRC for full-year 2012	―		―	―		(25)
SoCalGas Adjusted Earnings	$ 76		$ 98	$ 332		$ 339

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in millions)	2014	2013

Assets
Current assets:
Cash and cash equivalents	$ 570	$ 904
Restricted cash	11	24
Accounts receivable, net	1,394	1,522
Due from unconsolidated affiliates	38	4
Income taxes receivable	45	85
Deferred income taxes	305	301
Inventories	396	287
Regulatory balancing accounts – undercollected	746	556
Fixed-price contracts and other derivatives	93	106
Asset held for sale, power plant	293	―
Other	293	208
Total current assets	4,184	3,997

Investments and other assets:
Restricted cash	29	25
Due from unconsolidated affiliates	188	14
Regulatory assets	3,031	2,548
Nuclear decommissioning trusts	1,131	1,034
Investments	2,848	1,575
Goodwill	931	1,024
Other intangible assets	415	426
Dedicated assets in support of certain benefit plans	512	506
Sundry	561	635
Total investments and other assets	9,646	7,787
Property, plant and equipment, net	25,902	25,460
Total assets	$ 39,732	$ 37,244

Liabilities and Equity
Current liabilities:
Short-term debt	$ 1,733	$ 545
Accounts payable	1,353	1,215
Due to unconsolidated affiliate	2	―
Dividends and interest payable	282	271
Accrued compensation and benefits	373	376
Regulatory balancing accounts – overcollected	―	91
Current portion of long-term debt	469	1,147
Fixed-price contracts and other derivatives	55	55
Customer deposits	153	154
Other	649	515
Total current liabilities	5,069	4,369
Long-term debt	12,167	11,253

Deferred credits and other liabilities:
Customer advances for construction	144	155
Pension and other postretirement benefit obligations, net of plan assets	1,064	667
Deferred income taxes	3,003	2,804
Deferred investment tax credits	37	42
Regulatory liabilities arising from removal obligations	2,741	2,623
Asset retirement obligations	2,048	2,084
Fixed-price contracts and other derivatives	255	228
Deferred credits and other	1,104	1,169
Total deferred credits and other liabilities	10,396	9,772
Equity:
Total Sempra Energy shareholders’ equity	11,326	11,008
Preferred stock of subsidiary	20	20
Other noncontrolling interests	754	822
Total equity	12,100	11,850
Total liabilities and equity	$ 39,732	$ 37,244

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(Dollars in millions)	2014	2013

Cash Flows from Operating Activities
Net income	$ 1,262	$ 1,088
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,156	1,113
Deferred income taxes and investment tax credits	146	334
Gain on sale of equity interests and assets	(62)	(114)
Plant closure loss	6	200
Equity earnings	(119)	(55)
Fixed-price contracts and other derivatives	(25)	(21)
Other	108	13
Net change in other working capital components	(375)	(620)
Changes in other assets	19	(171)
Changes in other liabilities	45	17
Net cash provided by operating activities	2,161	1,784

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(3,123)	(2,572)
Expenditures for investments and acquisition of businesses, net of cash acquired	(240)	(22)
Proceeds from sale of equity interests and assets, net of cash sold	149	570
Proceeds from U.S. Treasury grants	―	238
Distributions from investments	13	152
Purchases of nuclear decommissioning and other trust assets	(613)	(697)
Proceeds from sales by nuclear decommissioning and other trusts	601	695
Decrease in restricted cash	155	329
Increase in restricted cash	(152)	(356)
Advances to unconsolidated affiliates	(185)	(14)
Repayments of advances to unconsolidated affiliate	18	―
Other	35	(12)
Net cash used in investing activities	(3,342)	(1,689)

Cash Flows from Financing Activities
Common dividends paid	(598)	(606)
Redemption of preferred stock of subsidiary	―	(82)
Preferred dividends paid by subsidiaries	(1)	(5)
Issuances of common stock	56	62
Repurchases of common stock	(38)	(45)
Issuances of debt (maturities greater than 90 days)	3,272	2,081
Payments on debt (maturities greater than 90 days)	(2,034)	(1,788)
Proceeds from sale of noncontrolling interests, net of $25 in offering costs	―	574
Increase in short-term debt, net	412	256
Purchase of noncontrolling interests	(74)	―
Net distributions to noncontrolling interests	(104)	(69)
Other	(37)	(40)
Net cash provided by financing activities	854	338

Effect of exchange rate changes on cash and cash equivalents	(7)	(4)

(Decrease) increase in cash and cash equivalents	(334)	429
Cash and cash equivalents, January 1	904	475
Cash and cash equivalents, December 31	$ 570	$ 904

SEMPRA ENERGY
Table D

SEGMENT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions)	2014	2013	2014	2013
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 128	$ 119	$ 507	$ 404
Southern California Gas	76	98	332	364
Sempra International:
Sempra South American Utilities	63	43	172	153
Sempra Mexico	53	26	192	122
Sempra U.S. Gas & Power:
Sempra Renewables	18	6	81	62
Sempra Natural Gas	11	9	50	64
Parent and other	(52)	(19)	(173)	(168)
Earnings	$ 297	$ 282	$ 1,161	$ 1,001

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions)	2014	2013	2014	2013
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 310	$ 299	$ 1,100	$ 978
Southern California Gas	340	241	1,104	762
Sempra International:
Sempra South American Utilities	48	80	174	200
Sempra Mexico	63	91	325	371
Sempra U.S. Gas & Power:
Sempra Renewables	45	58	404	193
Sempra Natural Gas	38	18	230	87
Parent and other	7	1	26	3
Consolidated Capital Expenditures and Investments	$ 851	$ 788	$ 3,363	$ 2,594

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
UTILITIES	2014	2013	2014	2013

California Utilities – SDG&E and SoCalGas
Gas Sales (Bcf)(1)	87	104	326	380
Transportation (Bcf)(1)	179	172	691	699
Total Deliveries (Bcf)(1)	266	276	1,017	1,079
Total Gas Customers (Thousands)			6,735	6,706

Electric Sales (Millions of kWhs)(1)	4,099	3,858	16,467	16,163
Direct Access (Millions of kWhs)	887	912	3,648	3,593
Total Deliveries (Millions of kWhs)(1)	4,986	4,770	20,115	19,756
Total Electric Customers (Thousands)			1,417	1,408

Other Utilities
Natural Gas Sales (Bcf)
Mexico	6	6	24	24
Mobile Gas(2)	9	11	38	40
Willmut Gas	1	1	3	3
Natural Gas Customers (Thousands)
Mexico			106	99
Mobile Gas(2)			86	87
Willmut Gas			19	19
Electric Sales (Millions of kWhs)
Peru	1,829	1,763	7,287	6,984
Chile	752	729	2,944	2,856
Electric Customers (Thousands)
Peru			1,029	996
Chile			657	640

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico	1,144	850	4,225	3,752

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(3)	717	628	2,536	2,470
Sempra Natural Gas(4)	1,439	1,261	5,309	4,328

(1)	Includes intercompany sales.
(2)	Includes transportation.
(3)

Includes 50% of total power sold related to solar and wind projects in which Sempra Energy has a 50% ownership. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method.

(4)	Sempra Natural Gas sold one 625-megawatt (MW) block of its 1,250-MW Mesquite Power natural gas-fired power plant in February 2013.